Exhibit 99.1

NYSE: MGG

Date:	Jan. 31, 2007

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

MGG Announces Increased Fourth-Quarter Earnings

TULSA, Okla. – Magellan Midstream Holdings, L.P. (NYSE: MGG) today reported fourth-quarter 2006 operating profit of $69.3 million compared to $47.5 million for fourth quarter 2005. For the year ended Dec. 31, 2006, operating profit grew to $236 million from $195.8 million in the comparable 2005 period.

Net income was $12.9 million during fourth quarter 2006 versus $0.8 million in fourth quarter 2005. For the year ended Dec. 31, 2006, net income grew to $37.5 million from $11.5 million in the corresponding 2005 timeframe.

MGG owns the general partner interest and incentive distribution rights of Magellan Midstream Partners, L.P. (NYSE: MMP) and reports its financial results on a consolidated basis with the financial results of MMP. The partnership currently has no separate operating activities apart from those conducted by MMP, and its cash flow is derived from cash distributions received from MMP.

“MMP’s assets, which generate our cash flows, produced record financial and operational results during 2006 which in turn delivered excellent distribution growth for MGG unitholders,” said Don Wellendorf, chief executive officer. “We remain focused on continuing to grow cash distributions during 2007 and the years to come.”

From its MMP ownership interest, MGG will receive distributions of $16.2 million related to fourth quarter 2006, almost all of which is available for distribution to MGG unitholders. For the year 2006, including the fourth-quarter distribution, MGG received $59.7 million of distributions.

Operating profit increased between quarters primarily due to MMP’s increased transportation revenues and higher product margin related to MMP’s petroleum products blending activities.

Interest expense declined from fourth quarter 2005 to fourth quarter 2006 principally as a result of MGG retiring its debt in Dec. 2005, which also resulted in a write-off of unamortized debt placement fees in the 2005 period. Minority interest expense, which represents limited partner interests in MMP that the partnership does not own, increased between the quarters due to higher net income generated by MMP in fourth quarter 2006.

An analyst call with management regarding fourth-quarter 2006 financial results and 2007 outlook for the partnership and MMP is scheduled today at 1:30 p.m. Eastern. To participate, dial (800) 500-0311 and provide code 6674832. Investors also may listen to the call via the partnership’s web site at http://www.mgglp.com/investors/calendar.asp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Feb. 7. To access the replay, dial (888) 203-1112 and provide code 6674832. The replay also will be available at http://www.mgglp.com.

About Magellan Midstream Holdings, L.P.

Magellan Midstream Holdings, L.P. is a publicly traded partnership formed to own the general partner interest and 100% of the incentive distribution rights in Magellan Midstream Partners, L.P. (NYSE: MMP), which primarily transports, stores and distributes refined petroleum products. More information is available at http://www.mgglp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2006	2005	2006
Transportation and terminals revenues	$130,206	$145,109	$501,324	$559,321
Product sales revenues	179,120	171,105	636,209	664,569
Affiliate management fee revenue	166	172	667	690

Total revenues	309,492	316,386	1,138,200	1,224,580
Costs and expenses:
Operating	58,088	63,732	217,713	231,452
Environmental	2,093	1,147	12,007	12,408
Product purchases	168,472	147,148	582,631	605,341
Depreciation and amortization	18,745	18,950	71,655	76,200
Affiliate general and administrative	15,466	16,942	61,506	66,503

Total costs and expenses	262,864	247,919	945,512	991,904
Equity earnings	873	845	3,104	3,324

Operating profit	47,501	69,312	195,792	236,000
Interest expense	16,779	13,715	62,368	54,786
Interest income	(2,074)	(906)	(9,278)	(4,791)
Interest capitalized	(138)	(1,025)	(817)	(2,371)
Minority interest expense	29,110	43,862	124,623	148,292
Write-off of unamortized debt placement fees	3,005	—	6,413	—
Debt placement fee amortization	443	458	2,247	1,925
Other (income) / expense	(440)	295	(1,312)	653

Net income	$816	$12,913	$11,548	$37,506

Allocation of net income:
Portion applicable to ownership interests for the period before completion of initial public offering on February 15, 2006		$—		$5,886
Portion applicable to partners’ interest for the period after initial public offering		12,913		31,620

Net income		$12,913		$37,506

Allocation of net income (loss) applicable to partners’ interest for the period after initial public offering:
Limited partners’ interest		$13,643		$33,071
General partner’s interest		(730)		(1,451)

Net income applicable to partners’ interest for the period after initial public offering		$12,913		$31,620

Basic and diluted net income per limited partner unit		$0.22		$0.53

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation		62,647		62,647

MAGELLAN MIDSTREAM HOLDINGS, L.P.

ALLOCATION OF NET INCOME

(In thousands, unless otherwise noted)

(Unaudited)

	Three Months Ended December 31, 2006	Twelve Months Ended December 31, 2006
Net income	$12,913	$37,506
Portion of net income applicable to partners’ interest for the period before initial public offering	—	5,886

Portion of net income applicable to partners’ interest for the period after initial public offering	12,913	31,620
Direct charges to the general partner:
Reimbursable general and administrative costs	731	1,454

Income before direct charges to general partner	13,644	33,074
General partner’s share of income	0.01%	0.01%

General partner’s allocated share of net income before direct charges	1	3
Direct charges to general partner	731	1,454

Net loss allocated to general partner	$(730)	$(1,451)

Portion of net income applicable to partners’ interest for the period after initial public offering	$12,913	$31,620
Less: net loss allocated to general partner	(730)	(1,451)

Net income allocated to limited partners	$13,643	$33,071